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                                                                 Exhibit 4.10


NEITHER THIS WARRANT, NOR THE COMMON STOCK TO BE ISSUED UPON EXERCISE HEREOF, HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR QUALIFIED UNDER THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION (THE "LAW"), AND THIS WARRANT HAS BEEN, AND THE COMMON STOCK TO BE ISSUED UPON EXERCISE HEREOF WILL BE, ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NO SUCH SALE OR OTHER DISPOSITION MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND QUALIFICATION UNDER THE LAW RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY (AS THAT TERM IS DEFINED BELOW) AND ITS COUNSEL, THAT SAID REGISTRATION AND QUALIFICATION ARE NOT REQUIRED UNDER THE ACT AND LAW, RESPECTIVELY.

                               TRADEOUT.COM, INC.

March  14, 2000                                                4,785,000 Shares
                                                                of Common Stock

                            Warrant for Common Stock

              This certifies that GE Capital Equity Investments, Inc., whose address is 120 Long Ridge Road, Stamford, CT 06927 ("HOLDER") is entitled to subscribe for and purchase up to four million seven hundred eighty five thousand (4,785,000) shares of fully paid and nonassessable Common Stock, $0.001 par value per share ("COMMON STOCK"), of TradeOut.com, Inc., a Delaware corporation (the "COMPANY"), subject to the terms and conditions herewith set forth. The purchase price of each such share shall be the amount set forth in Section 1.5 herein. Except as set forth in Sections 6.1 and 9, this Warrant shall not be assignable, and shall only be exercisable, by Holder.

1.       EXERCISE; PAYMENT

         1.1. EXERCISABILITY. This Warrant, and the right to purchase vested Common Stock hereunder, shall be exercisable, at any time and from time to time, commencing on the date hereof and terminating at 5:00 P.M., New York local time on the sixth anniversary of the Launch Date (as defined in the Strategic Alliance Agreement dated as of March 14, 2000 by and between General
Electric Capital Corporation and the Company (the "AGREEMENT")).

         1.2. PAYMENT. The purchase rights under this Warrant may be exercised by Holder, in whole or in part, by the surrender of this Warrant at the principal office of the Company located at 410 Saw Mill River Road, Suite 2065, Ardsley, New York 10502, and by the payment to the Company, by certified, cashier's or other check acceptable to the Company, of an amount equal to the aggregate Warrant Price of the shares being purchased.

         1.3. NET ISSUE EXERCISE.

              (a) In lieu of exercising this Warrant pursuant to Section 1.2, Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to Holder a number of shares of the Company's Common Stock computed using the following formula:

              X = Y (A-B)
                   -------
                      A

              Where:

                   X = the number of shares of Common Stock to be issued to Holder

                   Y = the number of shares of Common Stock purchasable under this Warrant (at the date of such calculation);

                   A = the fair market value of one share of the Company's Common Stock (at the date of such calculation); and

                   B = Warrant Price (as adjusted to the date of such calculation).

              (b) For purposes of this Section 1.3, the "fair market value" of one share of the Company's Common Stock shall mean:

                   (i) The average of the closing bid and asked prices of the Common Stock in the over-the-counter market or the closing sale price quoted on any exchange on which the Common Stock is listed as published in THE WALL STREET JOURNAL for the ten (10) trading days prior to the date of determination of fair market value;

                   (ii) If the Common Stock is not traded in the over-the-counter market or on an exchange, fair market value of the Common Stock per share shall be the price per share which the Company could obtain from a willing buyer for shares sold by the Company from authorized but unissued shares as determined by the Company's Board of Directors.

         1.4. STOCK CERTIFICATES. In the event of any exercise of the rights to acquire Common Stock granted under this Warrant, certificates for the shares of Common Stock so purchased shall be delivered to Holder within a reasonable time and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the shares with respect to which this Warrant shall not have been exercised shall also be issued to Holder within such time.

         1.5. WARRANT PRICE. The purchase price for the shares of Common Stock to be issued upon exercise of this Warrant shall be $1.00 per share, subject to adjustment as provided in Section 4 herein (the "WARRANT PRICE").

         1.6. VESTING SCHEDULE. Subject to the terms and conditions of the Agreement, this Warrant shall vest as set forth on SCHEDULE A hereto.

2.       STOCK FULLY PAID; RESERVATION OF SHARES

              The Company covenants and agrees that all securities which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof (excluding taxes based on the income of Holder). The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved for issuance a sufficient number of shares of its Common Stock or other securities as would be required upon the full exercise of the rights represented by this Warrant.

3.       ADJUSTMENT

              The kind of securities purchasable upon the exercise of this Warrant, the number of shares under this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

         3.1. RECLASSIFICATION, CONSOLIDATION OR MERGER. In case of: (i) any reclassification or change of outstanding securities issuable upon exercise of this Warrant; (ii) any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification, change or exchange of outstanding securities issuable upon exercise of this Warrant); or (iii) any sale or transfer to another corporation of all, or substantially all, of the property of the Company, then, and in each such event, the Company or such successor or purchasing corporation, as the case may be, shall execute a new Warrant which will provide that Holder shall have the right to exercise such new Warrant and purchase upon such exercise, in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant, the kind of securities, money and property receivable upon such reclassification, change, consolidation, merger, sale or transfer by a holder of Common Stock issuable upon exercise of this Warrant had this Warrant been considered exercised immediately prior to such reclassification, change, consolidation, merger, sale or transfer. Such new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Section 3 and the provisions of this Section 3 and the provisions of this Section 3.1 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and transfers.

         3.2. SUBDIVISIONS OR COMBINATION OF SHARES. If the Company at any time while this Warrant remains outstanding and unexercised, in whole or in part, (i) shall divide its Common Stock, the Warrant Price shall be proportionately reduced and the number of shares under this Warrant shall be proportionately increased or (ii) shall combine shares of its Common Stock, the Warrant Price shall be proportionately increased and the number of shares under this Warrant shall be proportionately reduced.

         3.3. STOCK DIVIDENDS. If the Company, at any time while this Warrant is outstanding and unexpired, shall pay a dividend payable in, or make any other distribution to shareholders of, its capital stock (except any distribution described in Sections 3.1 and 3.2 hereof), then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such additional stock of the Company which such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this
Section 3.

         3.4. TIME OF ADJUSTMENTS. All adjustments, unless otherwise specified herein, shall be effective as of the earlier of:

              3.4.1. the date of issuance of the security causing the adjustment;

              3.4.2. the effective date of a division or combination of shares;

              3.4.3. the record date of any action of holders of the Company's capital stock of any class taken for the purpose of dividing or combining shares or entitling shareholders to receive a distribution or dividends payable in the Company's capital stock.

         3.5. NOTICE OF ADJUSTMENTS. In each case of an adjustment, the Company, at its expense, shall cause the Chief Financial Officer (or other such similar officer) of the Company to compute such adjustments and prepare a certificate setting forth such adjustments and showing in detail the facts upon which such adjustment is based. The Company shall promptly mail a copy of each such certificate to Holder pursuant to Section 13 hereof.

4.       FRACTIONAL SHARES

              No fractional share of Common Stock will be issued in connection with any exercise hereof, but in lieu of a fractional share upon complete exercise hereof, Holder may purchase a whole share at the then effective Warrant Price.

5.       SHAREHOLDER RIGHTS

              Holder shall not, solely by virtue hereof, be entitled to any rights of a shareholder of the Company. Holder shall have all rights of a shareholder with respect to securities purchased upon exercise hereof at the time the exercise price for such securities is delivered pursuant to Section l hereof and this Warrant is surrendered.

6.       RESTRICTIONS ON TRANSFER

         6.1. TRANSFER OF WARRANT. This Warrant shall only be transferable with respect to such portion of the Common Stock that has vested and is immediately exercisable pursuant to Section 1.6 above and shall not otherwise be transferable by Holder except pursuant to prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, and provided that such transferee executes a written agreement to be bound by the provisions of this Warrant.

         6.2. SECURITIES LAWS RESTRICTIONS. Holder, by acceptance hereof, agrees that, absent an effective registration statement under the Act covering the disposition of Common Stock issued or issuable upon exercise hereof, Holder will not sell or transfer any or all of such Common Stock, without first providing the Company with an opinion of counsel reasonably acceptable to the Company and its counsel to the effect that such sale or transfer will be exempt from the registration requirements of the Act, and Holder consents to the Company making a notation on its records in order to implement such restriction on transferability; provided that no such opinion of counsel shall be required with respect to a transfer by Holder to an affiliate of Holder.

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7.       LOSS OR MUTILATION

              Upon receipt by the Company of evidence satisfactory to it of the ownership of, and the loss, theft, destruction or mutilation of, this Warrant and (in the case of loss, theft or destruction) of indemnity satisfactory to it, and (in the case of mutilation) upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant.

8.       GOVERNING LAW

              The internal laws of the State of New York (irrespective of its conflict of laws principles) shall govern the validity of this Warrant, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

9.       BINDING UPON SUCCESSORS AND ASSIGNS

              Subject to, and unless otherwise provided in, this Warrant, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto. Except as otherwise set forth in Section 6, holder shall not assign this Warrant or any rights or obligations hereunder without the prior written consent of the Company, which consent shall not be unreasonably withheld. For purposes of this Section 9, the sale of all or substantially all of Holder's assets or capital stock shall constitute an assignment.

10.      SEVERABILITY

              If any provision of this Warrant, or the application hereof, shall for any reason and to any extent, be invalid or unenforceable, the remainder of this Warrant and application of such provisions to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provisions of this Warrant with valid or enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

11.      AMENDMENT

              This Warrant may be amended upon the written consent of the Company and Holder.

12.      NO WAIVER

              The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

13.      NOTICES

              Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Warrant, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States certified mail, postage prepaid, return receipt requested, addressed as follows:

         Company:  Address set forth in Section 1 hereof
                   Attn: Chief Executive Officer

         Holder:   Address as set forth in Section 1 hereof
                   Attn: Account Manager - TradeOut

Such communications shall be effective when they are received by the addresses thereof; but if sent by certified mail in the manner set forth above, they shall be effective five (5) days after being deposited in the United States mail. Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

14.      CONSTRUCTION OF AGREEMENT

              A reference in this Warrant to any Section shall include a reference to every Section the number of which begins with the number of the Section to which reference is specifically made. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Warrant which shall be considered as a whole.

15.      NO ENDORSEMENT

              Holder understands that no federal or state securities administrator has made any finding or determination relating to the fairness of investment in the Company or purchase of the Common Stock hereunder and that no federal or state securities administrator has recommended or endorsed the offering of securities by the Company hereunder.

16.      PRONOUNS

              All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

17.      FURTHER ASSISTANCE

              Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Warrant.

                                  TradeOut.com, Inc.


                                   By: /s/ George Samenuk
                                       --------------------------
                                   Title: CEO and President

ACCEPTED THIS 14 DAY OF MARCH 2000

GE Capital Equity Investments, Inc.

By /s/ Michael J. Donnelly
  ---------------------------------------
  Name:  Michael J. Donnelly
  Title: SVP

                            FORM OF WARRANT EXERCISE

                   (TO BE SIGNED ONLY ON EXERCISE OF WARRANT)

TO
  ____________________

              The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise this Warrant for, and to purchase thereunder, ______ shares of Common Stock of TradeOut.com, Inc., a Delaware corporation, and

              /_/  herewith makes payment of $_____ therefor; or

              /_/ exercises this warrant pursuant to the Net Issue Exercise provisions as provided for in Section 1.3 of this Warrant.

              The undersigned requests that the certificates for such shares to be issued in the name of, and delivered to ___________, whose address is
___________.


Dated:

                                  ____________________________________________
                                  (Signature must conform to name of holder as
                                     specified on the face of the Warrant)


                                  ____________________________________________
                                                  (Address)

                                  Tax Identification Number:
                                                            ___________________
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SCHEDULE A


                         SCHEDULE OF VESTING OF WARRANT